Filed pursuant to Rule 433

Registration No. 333-174274

Free Writing Prospectus dated October 1, 2012

FINAL TERM SHEET

NYSE EURONEXT

US$850,000,000 2.000% Notes due 2017

October 1, 2012

Issuer:	NYSE Euronext

Type:	SEC Registered

Expected Ratings*:	A3 / Stable (Moody’s) / A+ / Negative (S&P)

Size:	US$850,000,000

Trade Date:	October 1, 2012

Settlement Date**:	October 5, 2012 (T + 4 days)

Maturity:	October 5, 2017

Interest Rate Per Annum:	2.000%

Interest Payment Dates:	Semi-annually on the 5th of each April and October

First Interest Payment Date:	April 5, 2013

Public Offering Price:	99.669%

Treasury Benchmark:	0.625% due September 30, 2017

Treasury Spot:	100-00 3/4

Treasury Yield:	0.620%

Re-offer Spread vs. Treasury	+145 bps

Yield to Maturity:	2.070%

Optional Redemption	At any time in whole or in part, make-whole call at a discount rate of Treasury plus 25 basis points or, if greater, 100% of the principal amount of notes to be redeemed, in each case plus accrued and unpaid interest to the date of redemption.

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC SG Americas Securities, LLC

CUSIP / ISIN:	629491 AB7 / US629491AB74

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**	Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to the trade expressly agree otherwise. If you wish to trade notes before their delivery, you should consult your own advisors.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering can arrange to send you the prospectus and the preliminary prospectus supplement if you request it by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or dg.prospectus_requests@baml.com; Citigroup Global Markets Inc. at 1-800-831-9146 or batprospectusdept@citigroup.com; J.P. Morgan Securities LLC at 1-212-834-4533; Morgan Stanley & Co. LLC at 1-866-718-1649; or SG Americas Securities, LLC at 1-855-881-2108 or us-glfi-syn-cap@sgcib.com.

This communication should be read in conjunction with the preliminary prospectus supplement dated October 1, 2012 and the accompanying prospectus dated May 17, 2011.

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